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INDIANA OPEN-END MORTGAGE

BGM490 (03/17)

Prepared By: Greg J Davis, Esq.
2600 Jenny Wren Trail
Sun Prairie, WI 53590

Return To: Compeer Financial
Attn: Ashley Carroll
1512 W. Reynolds St., Suite D
Pontiac, IL 61764

Loan No(s): 1281645300

THIS MORTGAGE, dated May 01, 2018 by and between Iroquois Valley Farms LLC (a/k/a Iroquois Valley Farms, LLC) an Illinois limited liability company (hereafter jointly and severally referred to as "Mortgagor"), of 708 Church St., Ste. 234, Evanston, IL 60201 and Compeer Financial, PCA, a corporation, existing and operating under an Act of Congress known as the Farm Credit Act of 1971, as amended, of 2600 Jenny Wren Trail, Sun Prairie, WI 53590, (hereinafter referred to as "Mortgagee").

WITNESSETH: That the Mortgagor, in consideration of ONE DOLLAR and other valuable consideration, the receipt and sufficiency of which being hereby acknowledged, does by these presents MORTGAGE and WARRANT unto the Mortgagee, the following described real estate, together with its rents, issues and profits, and together with all buildings and improvements thereon or hereafter erected thereon and all appurtenances belonging thereto, situated in Noble County, State of Indiana, to wit:

SEE ATTACHED EXHIBIT A INCORPORATED HEREIN BY REFERENCE

DO NOT TYPE BELOW THIS LINE

FIRST: To secure the payment of the indebtedness due from Iroquois Valley Farms LLC (a/k/a Iroquois Valley Farms, LLC) an Illinois limited liability company to the Mortgagee in the principal sum of Five Hundred Thousand Dollars ($500,000.00), which the Mortgagee has advanced, or has obligated itself to advance, evidenced by the following described promissory note(s) executed by the aforenamed person(s) and bearing interest which may be variable or fixed and which may be converted from one to the other from time to time at the option of Mortgagors with the consent of Mortgagee, from the interest beginning date of said note(s) as therein specified:

Principal Amount	Date of Note	When Due
$500,000.00	May 01, 2018	May 01, 2019

Together with any renewals and extensions, partial or otherwise;
SECOND: To secure the payment of all unpaid balances of any additional or other loan advances which the Mortgagee may make under provisions of note(s) secured hereby, to the aforenamed person(s), no matter how the same may be evidenced; and
THIRD: To secure unpaid balances of any loans made in the future by Mortgagee to the aforenamed person (s), at the request of the aforenamed person(s), Mortgagor or his successor in title, no matter how such loans may be evidenced.

In all cases the secured debt includes advancements to protect the security, expenses of collection and a reasonable attorney's fee as permitted by law. The parties hereto agree and intend that this Mortgage shall secure unpaid balances of any loans or advances made by Mortgagee to the aforenamed person(s) not to exceed the maximum amount outstanding at any one time of Five Hundred Thousand Dollars ($500,000.00) in the aggregate and exclusive of interest thereon. If the unpaid balance at any time exceeds such amount, then this Mortgage shall secure that portion of the outstanding balance which does not exceed such amount.

TO HAVE AND TO HOLD the same to the proper use of the Mortgagee, forever. And the said Mortgagor covenants with the Mortgagee, that at and until the execution and delivery of this Mortgage, he is well seized of the above-described premises, has a good and indefeasible estate in fee simple, and has a good right to encumber the same in manner and form as above written; that the same are free and clear from all unrecorded conveyances and undisclosed interests whatsoever; and that he will warrant and defend said premises, with the appurtenances thereunto belonging to said Mortgagee, against all lawful claims and demands whatsoever.

The Mortgagor further covenants and agrees with the Mortgagee as follows:

1. NO LIENS OR ASSESSMENTS. Not to permit any lien or assessment other than current taxes not delinquent to encumber the Mortgaged Premises.

2. INSURANCE. To maintain insurance on all buildings and other improvements on the Mortgaged Premises against damage by fire, windstorm, flood or other normal risks under extended coverage in companies and amounts satisfactory to Mortgagee. All policies evidencing such insurance shall have attached thereto standard mortgagee riders making such insurance payable to Mortgagee as its interest may appear, and shall provide for at least ten (10) days prior written notice of cancellation or material change in coverage to Mortgagee. All such policies or appropriate certificates, at Mortgagee's request, shall be deposited with Mortgagee.

3. MAINTENANCE, WASTE, USE, ALTERATIONS AND ENCUMBERED PERSONALTY. To keep all buildings, fences and other improvements on the Mortgaged Premises in as good repair and condition as the same are in at this date, and to promptly repair, rebuild or restore any part damaged or destroyed. And to permit no waste, and especially no cutting of timber or removal of oil, gas, coal or other minerals except for the actual needs of the property. Mortgagor shall not make or permit, without Mortgagee's written consent (A) any use of the Mortgaged Premises for any purpose other than that for which the same is now used or as identified to Mortgagee as intended to be used; (B) any substantial alterations of the buildings, improvements, fixtures, apparatus, machinery, and equipment now or hereafter erected or located upon the said premises; (C) any purchase, lease or agreement under which title is reserved in the vendor respecting any fixtures, apparatus, machinery, equipment, or personal property to be placed in or upon any of the buildings or improvements on the Mortgaged Premises unless any such interest is subordinated to the lien of this Mortgage, and Mortgagor shall execute and deliver, from time to time, such further instruments as may reasonably be requested by Mortgagee in order to confirm the priority of this mortgage lien.

Mortgagor shall be in default under this mortgage, the above note(s) and any other loan documents should any loan proceeds be used for a purpose that will contribute to excessive erosion of highly erodible land or to the conversion of wetlands to produce an agricultural commodity, as further explained in 7 CFR Part 1940, Subpart G, Exhibit M; prior to loss of the exemption from the highly erodible land conservation restrictions found in 7 CFR Part 12, Mortgagors must demonstrate that Mortgagors are actively applying an approved conservation plan on

that land which has been determined to be highly erodible prior to 1990 or two years after the Soil Conservation Service has completed a soil survey for that land, whichever is later; and Mortgagor must demonstrate that any production of an agricultural commodity on highly erodible land will be done in compliance with an approved Soil Conservation Service conservation system.

4. ENVIRONMENTAL COMPLIANCE. That neither Mortgagor nor, to the best of Mortgagor's knowledge, any prior owner has created conditions which may give rise to environmental liability; that no enforcement actions are pending or threatened and that any costs the Mortgagee incurs as a result of environmental liabilities shall become a part of the debt secured hereby; to remedy any contamination that may occur or be discovered in the future, to comply with all state and federal environmental laws, to allow Mortgagee access to the Mortgaged Premises for testing and monitoring and to forward any notices received from state and federal environmental agencies to Mortgagee; to permit Mortgagee and its agents to enter upon the Mortgaged Premises to make such inspections and tests as Mortgagee may deem appropriate to determine compliance of the Mortgaged Premises with this covenant (any inspections or tests made by Mortgagee shall be for Mortgagee's purposes only and shall not be construed to create any responsibility or liability on the part of the Mortgagee to Mortgagor or to any other person); that to the best of Mortgagor's knowledge, there are no underground tanks on the Mortgaged Premises except as already disclosed, and that any such underground tanks currently or previously located on the Mortgaged Premises do not now, and never have leaked and there is no contaminated soil located on the Mortgaged Premises in connection with any of said underground tanks; and to indemnify and hold Mortgagee harmless against any and all claims and losses resulting from a breach of this covenant of the Mortgage; this covenant and indemnity shall survive foreclosure of this Mortgage or acceptance by Mortgagee of a deed in lieu of foreclosure.

5. APPOINTMENT OF RECEIVER. Mortgagor acknowledges the propriety of, and consents to, upon application of Mortgagee, the appointment of a receiver for the Mortgaged Premises upon seven days notice in the event that any action is commenced involving the Mortgaged Premises or to foreclose this Mortgage.

6. CONDEMNATION. In the event of a public taking or condemnation respecting any part of the Mortgaged Premises by proper authority, any damages paid or award allowed shall, at the option of the Mortgagee, be applied first toward the satisfaction of the Mortgage.

7. ADVANCEMENTS BY MORTGAGEE. Mortgagee may, at its option, advance and pay all sums necessary to protect and preserve the Mortgaged Premises. All sums so advanced by the Mortgagee shall become a part of the indebtedness secured hereby and shall bear interest from the date or dates of payment at the default rate provided in the notes secured hereby. Such sums may include, but are not limited to, insurance premiums, taxes, assessments and liens which may be, or become, prior and senior to this Mortgage as a lien on the Mortgaged Premises, or any part thereof, and all costs, expenses and attorney's fees permitted by law incurred by the Mortgagee in respect of any and all legal or equitable proceedings which relate to this Mortgage or to the Mortgaged Premises.

EVENTS OF DEFAULT AND ACCELERATION. The occurrence of any of the following shall constitute a default under this Mortgage:

A. Nonpayment or nonperformance of any of the obligations secured hereby or of any covenant under this Mortgage.
B. Any warranty, representation or statement made or furnished to Mortgagee by, or on behalf of, Mortgagor in connection with this Mortgage or to induce Mortgage to make any loan, advancement or other extension of credit to Mortgagor which is untrue or misleading in any material respect as of the date when made or furnished.
C. Any substantial uninsured loss, theft, damage or destruction of the Mortgaged Premises, or the making of any levy, seizure or attachment against it.
D. The death, dissolution or termination of existence of Mortgagor (except a technical dissolution which is cured within 30 days); or insolvency or business failure of Mortgagor; or the admission by Mortgagor in writing of an inability to pay debts as they become due; or the appointment of a receiver or trustee for any part of the property of Mortgagor; or an assignment for the benefit of Mortgagor's creditors; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Mortgagor or against any guarantor or surety for Mortgagor or any part of the obligations secured hereby, or if the Mortgagor shall abandon the Mortgaged Premises.
E. Default by mortgagor in the payment of any indebtedness of Mortgagor for borrowed money, other than any of the obligations secured hereby or the acceleration of the maturity date of any such indebtedness of Mortgagor.
F. Mortgagee's reasonably deeming any of the obligations secured hereby to be insecure for any other reason.

Upon any default, the entire indebtedness secured hereby shall become immediately due and payable at the option of the Mortgagee, without notice, and this Mortgage may be foreclosed accordingly. Upon such default

and acceleration the Mortgagee may continue the abstract of title to the Mortgaged Premises, or obtain other appropriate title evidence, and may add the cost thereof to the principal balance due.

NONWAIVER: REMEDIES. Delay by the Mortgagee in the exercise of any of its rights hereunder shall not preclude the exercise thereof so long as the Mortgagor is in default hereunder, and no failure of the Mortgagee to exercise any of its rights hereunder shall preclude the exercise thereof in the event of a subsequent default by the Mortgagor hereunder. The Mortgagee may enforce any one or more of its rights or remedies hereunder successively or concurrently.

IN GENERAL. The Mortgagee may extend the time for payment of the indebtedness, or reduce the payments thereon, or accept a renewal note or notes therefor, without consent of any junior lienholder, and without the consent of the Mortgagor if the Mortgagor has then parted with title to the Mortgaged Premises. No such extension, reamortization, reduction or renewal shall affect the priority of this Mortgage or impair the security hereof in any manner whatsoever, or release, discharge or affect in any manner the personal liability of the Mortgagor to the Mortgagee. The titles of the paragraphs in this instrument are for convenience only, and do not limit the contents of such paragraphs. All rights and obligations hereunder shall extend to, and be binding upon, the several heirs, representatives, successors and assigns of the parties to this Mortgage. When applicable, use of the singular form of any word shall mean or apply to the plural, and masculine form shall mean and apply to the feminine or the neuter. Upon payment of all sums secured by this Mortgage, Mortgagee shall release this Mortgage without any charge paid to Mortgagee. Unless prohibited by applicable law, Mortgagor shall pay any actual recordation costs prescribed by law and payable to public officials for release of this Mortgage.

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the day and year first above written.

Iroquois Valley Farms LLC, an Illinois limited liability company

By: Kevin Egolf
Kevin Egolf, Chief Financial Officer

STATE OF Rhode Island)
) ss. **(Limited Liability Company)**
COUNTY OF Providence)

On April 23, 2018, before me personally appeared: Kevin Egolf,, to me known to be the person(s) described in and who executed the foregoing instrument as Chief Financial Officer of Iroquois Valley Farms LLC, an Illinois limited liability company, and acknowledged the same as the free act and deed of the company.

Charles Blackman, Notary Public
Providence County, Rhode Island
My Commission Expires 9/27/2010

I affirm under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. Greg J Davis, Esq.

Mail Tax Statements To: Iroquois Valley Farms LLC, 708 Church St., Evanston IL 60201

LOAN# 1281645300

Exhibit "A"

Commencing at a point on the West line of the Southeast Quarter of Section 34, Township 34 North, Range 8 East, 133 1/3 rods South of the center of said Section 34; thence East 30 rods; thence North to the North line of the Southwest Quarter of the Southeast Quarter of said Section 34; thence West on said line to the Northwest corner of the Southwest Quarter of the Southeast Quarter of said Section, thence South on the West line of said Southeast Quarter of said Section to the place of beginning. (Supposed to contain 10 acres, more or less.)

ALSO,

The South Half of the South Half of the Southwest Quarter of Section 34, Township 34 North, Range 8 East. Containing 40 acres.

ALSO,

The North Half of the South Half of the Southwest Quarter of Section 34, Township 34 North, Range 8 East, excepting therefrom one acre of land out of the Northwest corner of this parcel approximately 12 rods by 13 rods, heretofore conveyed to the Broadway Church organization. (Supposed to contain, after such exception, 39 acres, more or less.)

ALSO,

The Southeast Quarter of the Southeast Quarter of Section 33, Township 34 North, Range 8 East.

EXCEPTING THEREFROM the following described real estate, to-wit:
A tract of land located in the Southeast Quarter of the Southeast Quarter of Section 33, Township 34 North, Range 8 East, Noble County, Indiana; more particularly described as follows:

Beginning at a railroad spike set on the East line of aforesaid quarter, quarter section line, 716 feet North of the Southeast Corner of Section 33; thence North 167.54 feet to a railroad spike; thence West 260 feet to an iron stake; thence South 167.54 feet to an iron stake; thence East 260 feet to the place of beginning and contains 1.0 acres more or less.

ALSO,

Lot Numbered One (1) in Broadway Estates East, an addition to Noble County, Indiana, according to the plat thereof, recorded as Instrument No. 131000124 in the Office of the Recorder of Noble County, Indiana.

ALSO,

Lot Numbered One (1) in Broadway Estates West, an addition to Noble County, Indiana, according to the plat thereof, recorded as Instrument No. 131000125 in the Office of the Recorder of Noble County, Indiana.

016-100363-00,016-100358-00,016-100359-00,018-100381-02,018-100381-03,